Exhibit 10.4

Execution Version

VIA ELECTRONIC MAIL

May 14, 2024 (as most recently revised on May 29, 2024)

Dr. Rabia Gurses Ozden

1172 River Road

Edgewater, NJ 07020

Dear Rabia:

This letter agreement confirms our agreement with respect to your planned separation from employment with Ocular Therapeutix, Inc. (the “Company”). As we discussed, provided you sign and return this letter agreement to me no earlier than your Separation Date but by June 5, 2024 and do not revoke your acceptance as described below, the Company will provide you with the severance benefits described in paragraph 2 below (the “Severance Benefits”). By timely signing, returning and not revoking your acceptance of this letter agreement, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth herein and therein. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your acceptance during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the Severance Benefits described below is expressly conditioned on you timely entering into this letter agreement, the following will apply regardless of whether or not you timely enter into this letter agreement:

•

As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and as otherwise set forth herein (e.g. equity/options), provided that you timely enter into this letter agreement.

•	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.
•

You may, if eligible and at your own cost (subject to paragraph 2(b) below), elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 5(c) below. Further, you remain subject to your continuing obligations to the Company as set forth in your Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement attached to the Employment Agreement effective September 28, 2022 and as amended on March 13, 2024 (the “Employment Agreement”) as Exhibit B (the “Restrictive Covenants Agreement”), which remains in full force and effect, except as provided below.

•	You must return to the Company no later than the Separation Date all Company property, including the laptop computer provided to you by the Company.

If you timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.Separation Date – Your effective date of separation from the Company will be May 31, 2024 (the “Separation Date”). It is agreed you will resign for “Good Reason” pursuant to your Employment Agreement, as of May 31, 2024, from your position as Chief Medical Officer and, as of the Separation Date, you hereby resign from any and all other positions you hold as an employee or officer of the Company and, as may be applicable, its subsidiaries, and you further agree to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.

2.Severance Benefits – The Company will provide you with the following pay and benefits:

a.

Severance Pay. The Company will pay to you $488,253.84, less all applicable taxes and withholdings, as severance pay (an amount equivalent to twelve (12) months of pay at your current base salary rate). This severance pay will be paid in installments over the period ending on the first anniversary of the Separation Date in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first regular payroll cycle following expiration of the Revocation Period; provided that the first such installment payment shall include a “catch-up” payment equal to the aggregate of salary continuation payments you would have received from the Separation Date to the date of such payment had severance payments commenced in the Company’s next regular payroll following the Separation Date.

b.

COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company shall, until the earlier of (x) the date that is twelve (12) months following the Separation Date, or (y) the date on which you become eligible to receive group health insurance coverage through another employer, continue to pay the amount of the premium that the Company paid for you and your then enrolled eligible dependents for such group health insurance as in effect on the Separation Date, subject to applicable law and the terms of the policy.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph 2.

3.Release of Claims – In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all claims arising out of the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., N.J. Stat. Ann. § 34:11D-1 et seq. (New Jersey sick leave law), N.J. Stat. Ann. § 34:11-2 et seq. (New Jersey wage payment law), the New Jersey Diane B. Allen Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq., and the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq. (New Jersey whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this letter agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected whistleblower activity. Further, nothing in this release of claims or in this letter agreement shall deprive you of any rights you may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation or By-Laws or any existing written indemnification agreement between you and the Company including the Indemnification Agreement dated December 28, 2023 that shall remain in full force and effect and is incorporated herein by reference.

4.Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations, except with regard to Permitted Disclosures (as defined in paragraph 5(c) below), as well as all of your continuing obligations set forth in the Restrictive Covenants Agreement, other than Paragraph 3 “Non-Competition” of your Proprietary Rights, Inventions, Non-Competition, And Non-Solicitation Agreement executed on October 6, 2022 which survive your separation from employment with the Company. In addition, as an express condition of your receipt of the Severance Benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business in the Restricted Space (as defined below), including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with or is intended to compete with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or actively being planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company in the Restricted Space (a “Competitive Company”), if you would be performing job duties or services for the Competitive Company that are of a similar type that you performed for the Company at any time during the last two (2) years of your employment. As a senior leader for the Company, you acknowledge and agree that, in the performance of your duties for the Company (including without limitation, assisting the Company with its overall business strategy), you were involved in all aspects of the Company’s business and operations. Accordingly, you acknowledge and agree that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company. For purposes of this paragraph 4, “Applicable Territory” shall mean the geographic areas in which you provided services or had a material presence or influence at any time during your last two (2) years of your employment and, as a senior leader for the Company, you acknowledge that your duties and responsibilities required you to have a material presence and/or influence anywhere that the Company does business. Further, “Restricted Space” shall be defined as involving (1) any tyrosine kinase inhibitor in the treatment of retinal disease, and/or (2) any travoprost formulation, including any salt, ester or polymorph of travoprost, in the treatment of glaucoma. Notwithstanding the foregoing, this paragraph 4 shall not preclude you from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional Competitive Company (a “Division”) if: (i) the Division by which you are employed, or to which you provide services, is not competitive with the Company’s business (within the meaning of this paragraph 4), and (ii) you do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional Competitive Company that is competitive with the Company’s business (within the meaning of this paragraph 4). If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions. The Company acknowledges that you have worked for and it agrees you are permitted to continue to work for Adverum Biotechnologies and Cure Ventures so long as you comply with your other obligations under the Restrictive Covenants Agreement and this letter agreement, including this paragraph.

5.Disclosures –

a. Non-Disparagement – Except for Permitted Disclosures, you agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. The Company agrees not to make any official statements which are disparaging, derogatory or defamatory about you and shall instruct its senior executives and board of directors not to make any disparaging, derogatory or defamatory statements about you.

b. Confidentiality – Except for Permitted Disclosures, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement.

c. Permitted Disclosures – Nothing in this letter agreement, including paragraphs 4, 5(a), and 5(b) above, or any confidentiality requirements in the Restrictive Covenants Agreement, prohibits you from (i) communicating with or voluntarily providing information you believe indicates possible or actual violations of the law to local, state or federal government agencies (including but not limited to the Securities & Exchange Commission), any legislative body, law enforcement, or self-regulatory organizations, and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act. You are not required to notify the Company of any such communications. Further, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” All disclosures permitted by this paragraph 5(c) are collectively referred to in this letter agreement as “Permitted Disclosures.”

6.Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

7.Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. To the extent reasonably possible, the Company shall arrange and schedule your cooperation hereunder so as not to interfere with your then personal and professional obligations. The Company agrees that the Company will pay you $850 an hour for any additional cooperation services, except the Company will not at any time pay you any fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding. The Company also agrees to reimburse the reasonable expenses you incur in connection with your cooperation with advance approval.

8.Return of Company Property –You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact, and have otherwise not destroyed, deleted, or made inaccessible to the Company, all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

9.Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided herein.

10.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Company agrees that this letter agreement is a severance agreement and does not constitute an admission of liability, a violation of law or wrongdoing on the part of you.

13.Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You acknowledge that the changes made to the initial May 14, 2024 letter agreement were made for your benefit and that such changes, whether material or immaterial, did not restart the twenty-one (21) day review period. You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign it by notifying me in writing, and this letter agreement shall not be effective or enforceable until the expiration of the seven (7) business day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.Applicable Law; Equitable Remedies – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. Further, you acknowledge that the restrictions referenced and contained in paragraphs 4 and 5 of this letter agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of such provisions is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

16.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Notwithstanding the foregoing, if any of the restrictions contained in paragraph 4 above conflict with the restrictions contained in any other restrictive covenant agreement executed by you, such conflict will be resolved in the manner most protective of the Company.

17.Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

If you have any questions about the matters covered in this letter agreement, please call Philip C. Strassburger, General Counsel, at 203 434 6405.

Very truly yours,

By:	/s/ Pravin Dugel
Pravin Dugel
Executive Chair, President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) business days.

/s/ Rabia Gurses Ozden	May 31, 2024
Dr. Rabia Gurses Ozden	Date

To be returned in a timely manner as set forth on the first page of this letter agreement, but not to be signed before the close of business on your last day of employment.